Exhibit 12.a.1

CORNERCAP GROUP OF FUNDS (the “Trust”)

SUPPLEMENTARY CODE OF ETHICS AND
PROFESSIONAL CONDUCT

The Securities and Exchange Commission recently adopted new Form N-CSR to meet the requirements of Section 302 of the Sarbanes-Oxley Act of 2002.  Under Form N-CSR, investment companies are required to disclose whether they have adopted a code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  For purposes of Form N-CSR, the term “code of ethics” means written standards that are reasonably designed to deter wrongdoing and to promote:

(i)                                   Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(ii)                                Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

(iii)                             Compliance with applicable governmental laws, rules, and regulations;

(iv)                            The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

(v)                               Accountability for adherence to the code.

Accordingly, the “code of ethics” referred to in Form N-CSR is different from the code of ethics required under Rule 17j-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), even though such codes of ethics (such as the Trust’s Code of Ethics) often address issues required to be addressed in a Form N-CSR code of ethics.

In light of these new requirements, the Trust is hereby adopting the following policies and procedures as a supplemental “code of ethics” for the Trust’s Principal Officers (as defined below).  This code of ethics neither amends nor supercedes the Trust’s current Code of Ethics, but shall serve as a supplement to it that applies only to the Principal Officers.

1.                                      Definitions.

A.                                   “Code of Ethics” shall mean the Trust’s Code of Ethics, as the same may be amended from time to time.

B.                                     “Compliance Manual” shall mean the Compliance Manual of CornerCap Investment Counsel, Inc., the investment adviser for each series of shares of the Trust (the “Adviser”), as the same may be amended from time to time.

C.                                     “Compliance Officer” shall mean the Adviser’s compliance officer, currently John Hackney.

D.                                    “Form N-CSR Certification Procedures” shall mean the Trust’s Procedures for Certification of Shareholder Reports on Form N-CSR adopted May 22, 2003, as the same may be amended from time to time.

E.                                      “Principal Officers” shall mean the Trust’s principal executive officer (the Trust’s president), principal financial officer (the Trust’s treasurer), principal accounting officer or controller (the Trust’s treasurer), or persons performing similar functions.

2.                                      Policies.

A.    All Principal Officers must conduct themselves honestly and ethically, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships.  Specifically, all Principal Officers shall put the interests of the Trust’s shareholders ahead of any personal interests.  In meeting this requirement, the Principal Officers shall follow the provisions of Article I of the Code of Ethics, and the conflict requirements set forth in the Code of Ethics under “Professional Standards Insider Trading Policies” (Article II) and “Personal Trading Policies” (Article III).

B.     All Principal Officers must provide full, fair, accurate, timely, and understandable disclosure in reports and documents by the Trust filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Trust.  In meeting this requirement, the Principal Officers shall follow the policies and procedures set forth in the Form N-CSR Certification Procedures.

C.     All Principal Officers must comply with all applicable governmental laws, rules and regulations.  In meeting this requirement, the Principal Officers shall act in accordance with the requirements of the 1940 Act.

D.    All Principal Officers must promptly report any known violations of this Supplemental Code of Ethics or the Code of Ethics to the Compliance Officer.  In meeting this requirement with respect to any violation of the Code of Ethics, the Principal Officers shall follow the policies and procedures for reporting violations of the Code of Ethics set forth in Article II (B)(2) of the Code of Ethics.

E.               All Principal Officers will be held accountable to the policies and guidelines set forth in this Supplemental Code of Ethics.  Principal Officers who violate the provisions of this Supplemental Code of Ethics may be subject to sanctions or other significant remedial action including, but not limited to, dismissal.  All disciplinary responses to violations of this Supplemental Code of Ethics shall be administered by the Trust’s management with the assistance (where appropriate) of the Compliance Officer, subject to the oversight of the Board of Trustees.  Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Disciplinary action for violations of this Supplemental Code of Ethics that are also violations of the Code of Ethics shall be administered in coordination with any disciplinary actions taken under Article III(G) of the Code of Ethics .

I. CODE OF ETHICS AND PROFESSIONAL STANDARDS

As professional organizations serving the public in the area of asset management, all officers, directors and employees of the Adviser and the Fund (“CornerCap Personnel”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards.

1. All CornerCap Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.

2. All CornerCap Personnel are required to report any violation of this Code to the Fund’s and the Adviser’s chief compliance officer (the “Compliance Officer”) (as of May 2005, John Hackney).

3. At all times, the interest of CornerCap clients (including the Fund) has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.

4. The Adviser and the Fund have adopted Insider Trader Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by CornerCap Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.

5. The Adviser and the Fund have adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent CornerCap Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.

6. CornerCap Personnel will not accept compensation of any sort for services from outside sources without the specific permission of the Adviser’s President.

7. When any CornerCap Personnel face a conflict between their personal interest and the interests of CornerCap clients, he or she will report the conflict to the Compliance Officer for instruction regarding how to proceed.

8. The recommendations and actions of the Adviser and the Fund are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser or the Fund, without the prior written approval of the Adviser’s President.

9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all CornerCap Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.

II. INSIDER TRADING

A. OVERVIEW AND PURPOSE

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with the Adviser or the Fund. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B. GENERAL POLICY

1. PROHIBITED ACTIVITIES

All officers, directors and employees of the Adviser and the Fund including contract, temporary, or part-time personnel, or any other person associated with the Adviser or the Fund, are prohibited from the following activities:

(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b) communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2. REPORTING OF MATERIAL, NON-PUBLIC INFORMATION

Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS

1. MATERIAL INFORMATION. “Material information” generally includes:

•                  any information that a reasonable investor would likely consider important in making his or her investment decision; or

•                  any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following:
dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

2. Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

3. Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

4. Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D. PENALTIES FOR INSIDER TRADING

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•                  civil injunctions

•                  jail sentences

•                  revocation of applicable securities-related registrations and licenses

•                  fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•                  fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Adviser’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

III. GENERAL PERSONAL TRADING POLICIES

A. GENERAL PRINCIPLES

The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the Compliance Officer. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

(a) the interests of clients must be placed before personal interests at all times;

(b) no covered person may take inappropriate advantage of his or her position; and

(c) the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.

B. DEFINITIONS

1. COVERED PERSONS

Any supervised person of the Adviser or the Fund who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic is a “covered person” under the Personal Trading Policies.  The CCO will maintain a list of covered persons of the Fund and the Adviser (e.g., officers, portfolio managers, and traders).

2. COVERED ACCOUNTS

A “covered account” under the Personal Trading Policies is any account in which a covered person:

(a) has a direct or indirect interest, including an account of a spouse, a minor child, a relative or a friend; or
(b) has direct or indirect control over purchase or sale of securities.

3. ADDITIONAL DEFINITIONS

Additional definitions of terms used in the Personal Trading Policies are set forth in Appendix A.

C. RESTRICTIONS ON TRADING

1. PROHIBITED TRADING PERIOD

Trades in any security 7 calendar days before and 7 calendar days after any client account trades or considers trading the same security are prohibited. The Compliance Officer will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.

NOTE:

The following are exemptions from the Prohibited Trading Period:

1.  DE MINIMIS EXEMPTION. A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the Prohibited Trading Period. A pre-clearance request to trade 250 or fewer shares of an issuer that has between $250 million and $1 billion in market capitalization is not subject to the Prohibited Trading Period. Such de minimis trading requests will be granted by the Compliance Officer subject to the other Restrictions on Trading and the following conditions:

(a) De minimis exemption grants are only valid for 20 business days; and

(b) Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.

2.  SAME DAY TRADE EXEMPTION.  If a covered person requests to make a trade in the same security on the same day through the same broker as client accounts, the covered person’s trade may be made as part of an aggregated block trade with client accounts through the broker.  These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions.  If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or units (any excluded trades for covered persons will then be subject to the seven calendar day black-out period, unless they meet another exemption).  When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price.  Commissions will be charged to each account (including covered accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.

2. RESTRICTED LIST SECURITIES

It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the Compliance Officer of that relationship. The Compliance Officer will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the Compliance Officer are prohibited.

3. SHORT-TERM TRADING

Conducting an opposite trade in the same security within 60 days of a purchase or sale of a security is prohibited.

Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.

4. INITIAL PUBLIC OFFERINGS (IPOs)

Investing in IPOs is prohibited.

5. OPTIONS

Covered persons are prohibited from buying or selling an option for 7 calendar days before and 7 calendar days after a client account trades the same option or the underlying security.

6. SHORT SALES

Short sales of securities are prohibited.

7. CERTAIN PUBLIC COMPANY SECURITIES

Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the Compliance Officer determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

8. PRIVATE PLACEMENTS AND HEDGE FUNDS

Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the Compliance Officer. Approval is contingent upon the Compliance Officer determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Compliance Officer.

9. INVESTMENT CLUBS

Participation in an investment club requires approval by the Compliance Officer. Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.

D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES

1. CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS

Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the Compliance Officer:

(a) Open-End Management Mutual Funds and Unit Investment Trusts (not closed-end mutual funds).
(b) United States Government Securities (e.g., U.S. Treasury Bonds).
(c) Money Market Instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).

2. REPORTING REQUIRED, BUT NO PRE-CLEARANCE REQUIRED

Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the Compliance Officer:

(a) Purchases or sales of shares of any CornerCap Fund;

(b) Automatic Dividend Reinvestment Purchases;

(c) Receipt or exercise of rights and warrants issued by a company on a pro rata basis to all holders of a class of security;

(d) Transactions by Disinterested Trustees;

(e) Futures or options in a stock market index, foreign currency, commodities, etc.;

(f) Closed-end investment company securities; and

3. DELEGATED DISCRETION ACCOUNTS

Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

(a) the covered person provides to the Compliance Officer a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b) the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and

(c) the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Compliance Officer.

4. CASE-BY-CASE EXEMPTIONS

Because no written policy can provide for every possible contingency, the Compliance Officer may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the Compliance Officer. Exceptions will only be granted in those cases in which the Compliance Officer, subject to the oversight of the President or designee, determines that granting the request will create no actual, potential or apparent conflict of interest.

E. PRE-CLEARANCE PROCEDURES

The Adviser and the Fund have determined to require pre-clearance of personal trading by covered persons in covered accounts, subject to the exceptions outlined in Section D above.  Accordingly, covered persons shall pre-clear trades in covered accounts by following the procedures below:

(a) The covered person completes and submits a Pre-Clearance Request Form in the form attached as Exhibit A to the Compliance Officer.

(b) The Compliance Officer reviews and approves or rejects the request, communicating its decision to the covered person.

(c) The Compliance Officer will time-stamp its approval or denial on the request form.

(d) The covered person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.

F. REPORTING REQUIREMENTS

1. INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST

Within 10 days of becoming a covered person, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit.

2. ANNUAL UPDATE AND CERTIFICATION

Each covered person must file an annual account statement that reports the covered person’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 15 each year.

3. QUARTERLY TRANSACTION REPORTS

To the extent required by the SEC, each covered person must file or cause to be filed with the Compliance Officer a Quarterly Transaction Report in the form attached as Exhibit B within 30 days after the end of each quarter.  The Compliance Officer will review the Quarterly Transaction Reports for violations of this Code.

4. IMMEDIATE TRADE CONFIRMATIONS

Each covered person must file or cause to be filed with the Compliance Officer a duplicate broker-dealer confirmation of each trade conducted by the covered person within 30 days after the trade is completed. If no broker is involved in a trade by a covered person, the covered person shall provide a transaction report within 10 days of the trade.

5. CONTENTS OF HOLDINGS REPORTS

Each holdings report required under Sections 1 or 2 above shall describe (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the covered person has any direct or indirect ownership; (ii) the name of any broker, dealer or bank with which the covered person maintains an account in which any securities are held for the covered person’s direct or indirect benefit; and (iii) the date the covered person submits the report.

G. PENALTIES FOR VIOLATIONS

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Personal Trading Policies shall be administered by the Compliance Officer, subject to the oversight of the Fund’s and the Adviser’s President. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

H. DELIVERY OF CODE OF ETHICS

The Compliance Officer shall deliver a copy of this Code of Ethics to the Fund’s trustees and each supervised person of the Adviser, and shall obtain an acknowledgement from each regarding their receipt of the same.  The Compliance Officer shall deliver material amendments to this Code and obtain acknowledgements of receipt of the same in a similar manner.

I. RECORD-KEEPING

The Compliance Officer shall maintain copies of this Code and any changes thereto, in each case for five years since its last date of use.  In addition, the Compliance Officer shall maintain copies of certifications required under this Code for five years after the individual ceases to be a covered persons.

APPENDIX A

DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES

The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:

1. “DISINTERESTED TRUSTEES” means trustees of the Fund that are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund or the Adviser.

2. “PART-TIME PERSONNEL” means employees of a business unit employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

3. “SECURITY” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.